FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust

Announces Preliminary Results of Tender Offer

New York, New York, May 5, 2014 — American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) (NASDAQ: “HCT”) announced today the preliminary results of its tender offer for the purchase of up to 13,636,364 shares of its common stock, which expired at 12:00 Midnight, Eastern Time, on May 2, 2014.

Based on the preliminary count by DST Systems, Inc., the paying agent and depositary for the tender offer, a total of 70,239,505 shares of the Company’s common stock were properly tendered and not properly withdrawn at the purchase price of $11.00 per share, including 2,915,768 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the paying agent and depositary, the Company will accept for purchase 13,636,364 shares of the Company’s common stock validly tendered and not properly withdrawn prior to the expiration of the tender offer at a purchase price of $11.00 per share, for an aggregate cost of approximately $150,000,000, excluding fees and expenses relating to the tender offer. Based on this preliminary count, the 13,636,364 shares to be accepted for purchase in the tender offer represent approximately 7.5% of the Company’s currently issued and outstanding shares of common stock. Based on these preliminary numbers, the Company anticipates that following settlement of the tender offer, it will have approximately 169,301,904 shares outstanding.

Due to the oversubscription of the tender offer, based on the preliminary count described above, the Company will accept for purchase on a pro rata basis approximately 19.10% of the shares validly tendered and not properly withdrawn by each tendering stockholder (other than “odd lot” holders, whose shares will be purchased on a priority basis).

The number of shares to be purchased and the proration information are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the paying agent and the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within three business days of the expiration of the tender offer. The final number of shares to be purchased and the final proration information will be announced following completion of the confirmation process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

Investor questions concerning the tender offer may be directed to the information agent for the offer, American National Stock Transfer, LLC at (877) 373-2522.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of ARC Healthcare. The full details of the Tender Offer, including complete instructions on how to tender shares, are included in the Offer to Purchase, the Letter of Transmittal and related materials, which ARC Healthcare previously distributed to stockholders and are filed with the SEC. Stockholders are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials because they contain important information, including the terms and conditions of the Tender Offer. Stockholders may obtain free copies of the Offer to Purchase, the Letter of Transmittal and other related materials filed by ARC Healthcare with the SEC at the SEC’s website at www.sec.gov or by contacting American National Stock Transfer, LLC, the information agent for the Tender Offer, at (877) 373-2522 (toll-free).

About ARC Healthcare

ARC Healthcare (NASDAQ: HCT) is a real estate investment trust with a dedicated portfolio of healthcare assets focused primarily on medical office and seniors housing with additional investments in post-acute/skilled nursing facilities and hospitals. Since its inception in 2010, ARC Healthcare has raised and invested approximately $2.0 billion, creating a portfolio comprised of 141 properties in 27 states. Additional information about ARC Healthcare can be found on its website at www.archealthcaretrust.com. ARC Healthcare may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Edward F. Lange, Jr., CFO and COO
DDCworks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	elange@arlcap.com
Ph: (484) 342-3600	Ph: (212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
Ph: (917) 475-2135